Exhibit 99.1

Black Diamond Therapeutics Announces the Appointment of

Biopharmaceutical Veteran Robert A. Ingram as Chairman of the Board

CAMBRIDGE, Mass. and NEW YORK, September 29, 2020 – Black Diamond Therapeutics, Inc. (Nasdaq: BDTX), a precision oncology medicine company pioneering the discovery and development of small molecule, tumor-agnostic therapies, today announced the appointment of Robert A. Ingram as the Chairman of its Board of Directors. Brad Bolzon, Ph.D., Chairman and Managing Director at Versant Ventures and Black Diamond’s founding Chairman, will remain on the Company’s board.

“As we welcome Bob to his new role, I would like to thank Brad for the integral role he played as Chairman of the Board of Black Diamond from our founding with Versant through our transition to a public company, and I’m very happy that he will continue to help guide the company as a director,” said David M. Epstein, Ph.D., President and Chief Executive Officer of Black Diamond Therapeutics. “Bob is a world-class leader in the pharmaceutical industry having guided and shaped numerous companies including serving as CEO and Chairman of GlaxoWellcome and his role in the merger that formed GlaxoSmithKline. His leadership and expertise will be critical as we continue to execute on our strategy to become a leading precision oncology company.”

“Black Diamond possesses an innovative and proprietary MAP platform, compelling clinical and early stage assets, and dynamic leadership team, and has the potential to transform the oncology therapeutic landscape,” said Mr. Ingram. “I’m thrilled to join as Chairman to help Black Diamond achieve its vision of developing precision oncology medicines for all patients with genetically defined cancers.”

“It’s my pleasure to welcome Bob to the Board of Black Diamond,” said Dr. Bolzon. “He is the ideal fit for the company’s next stage of growth, given his deep experience leading both biotech and pharma companies.”

Mr. Ingram served as Chief Executive Officer and Chairman of GlaxoWellcome, where he co-led the merger and integration that formed GlaxoSmithKline (GSK). Mr. Ingram is currently a General Partner at Hatteras Venture Partners, a venture capital firm that invests in early stage life sciences companies. Mr. Ingram also serves as chairman of the board of BioCryst Pharmaceuticals, Inc., and is a board member of Novan, Inc., and of HBM Healthcare Investments. The recipient of three presidential appointments, Mr. Ingram was the Founding Chair of the CEO Roundtable on Cancer and currently serves as a member of the President’s Cancer Panel. Mr. Ingram also serves on the board of the Research Triangle Foundation of North Carolina, the Research Triangle Institute, and is Chairman of the GSK Foundation. In 2013, Mr. Ingram received the NACD B. Kenneth West Lifetime Achievement Award from the National Association of Corporate Directors. Mr. Ingram obtained his B.S. in Business Administration from Eastern Illinois University.

About Black Diamond

Black Diamond Therapeutics is a precision oncology medicine company pioneering the discovery of small molecule, tumor-agnostic therapies. Black Diamond targets undrugged mutations in patients with genetically defined cancers. Black Diamond is built upon a deep understanding of cancer genetics, protein structure and function, and medicinal chemistry. The Company’s proprietary technology platform, Mutation-Allostery-Pharmacology (MAP) platform, is designed to allow Black Diamond to analyze population-level genetic sequencing data to identify oncogenic mutations that promote cancer across tumor types, group these mutations into families, and develop a single small molecule therapy in a tumor-agnostic manner that targets a specific family of mutations. Black Diamond was founded by David M. Epstein, Ph.D. and Elizabeth Buck, Ph.D., and, beginning in 2017, together with Versant Ventures, began building the MAP platform and chemistry discovery engine. For more information, please visit www.blackdiamondtherapeutics.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding future plans or expectations for the Mutation-Allostery-Pharmacology platform, including the potential of the Company’s strategy and product candidates, and the continued development and advancement of the Company’s pipeline, including BDTX-189 and early-stage pipeline programs. Any forward-looking statements in this statement are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include: the success, cost, and timing of the Company’s product candidate development activities and planned clinical trials, the Company’s ability to execute on its strategy, regulatory developments in the United States, the Company’s ability to fund operations, and the impact that the current COVID-19 pandemic will have on the Company’s clinical trials, supply chain, and operations, as well as those risks and uncertainties set forth in its 2019 annual report on Form 10-K filed with the United States Securities and Exchange Commission and its other filings filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Contacts:

For Investors:

Natalie Wildenradt

investors@bdtherapeutics.com

For Media:

Kathy Vincent

(310) 403-8951

media@bdtherapeutics.com